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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated May 19, 1999, except for the last paragraph of Note 8 which is as of June 22, 1999 and the first paragraph of
Note 12 which is as of August 27, 1999, relating to the financial statements and financial statement schedule of Vixel Corporation which appear in Vixel Corporation's Form S-1 registration statement (File No. 333-81347). We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in Vixel Corporation's Form S-1 registration statement (File No. 333-81347).


PricewaterhouseCoopers LLP
Seattle, Washington
September 28, 1999